January 25, 1994


   IDB Communications Group, Inc.
   10525 West Washington Boulevard
   Culver City, California  90232-1922

      Re:  Registration Statement on Form S-3

   Ladies and Gentlemen:

   At your request, I have examined the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by IDB Communications Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 552,714 shares of your Common Stock, $0.01 par value (the "Shares").

   I am familiar with the proceedings taken by the Company in connection with the authorization and original issuance of the Shares to be sold by the Selling Stockholders named in the Registration Statement.

   On the basis of such investigation as I have deemed necessary for the purposes of this opinion, it is my opinion that the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been legally and validly issued and are fully paid and nonassessable.

   I consent to the use of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof.

                        Respectfully submitted,



                        Neil J Wertlieb
                        Vice President and General Counsel

                            Exhibit 5.1